Exhibit 10.1

EMPLOYMENT AGREEMENT

Employment Agreement ("Agreement") dated as of July 8, 2019, between Pactiv LLC (the “Company") and Eric Wulf ("Employee ").

PRELIMINARY STATEMENT

A.Employee is currently employed by the Company without a written employment agreement.

B.The Company and Employee desire to enter into this Agreement to set fo1th their agreements regarding certain terms and conditions of Employee's employment.

NOW, THEREFORE, the Company and Employee agree as follows:

AGREEMENT

I.Term. The tern, of Employee 's employment pursuant to this Agreement shall commence on the date hereof and shall continue until terminated in accordance with the term s hereof (the ''Term"). However, Employee's employment with the Company commenced on the date Employee was first employed by the Company and is not affected by the parties entering into this Agreement.

2.Position, Duties and Location.  Employee shall serve in the position(s) set forth on Schedule A attached hereto. Employee shall devote substantially all of Employee 's working time and efforts to the business and affairs of the Company and shall not engage in any other business activity without prior written approval from the Company's CEO. Employee shall perform the services required by this Agreement at the location(s) indicated on Schedule A except for customary business travel to other locations as may be necessary to fulfill Employee' s duties and responsibilities hereunder.

3.	Compensation and Related Matters. During the Term:

(a)Base Salary. Employee's annual base salary (the "Base Salary") shall be as set forth on Schedule A. The Base Salary shall be payable in periodic installments in accordance with the usual practice of the Company for its senior employees. Employee ' s Base Salary will be reviewed but not necessarily increased annually as part of the Company's merit review process.

(b)Annual Bonus. Employee shall be eligible to receive an annual bonus (the "Annual Bonus") as set forth on Schedule A. The Annual Bonus shall be determined by the Company in its sole discretion, and there is no assurance that any Annual Bonus will be earned. The Annual Bonus, if any, earned by Employee in respect of any year shall be paid to Employee at the time that the Company pays its annual bonuses to its employees generally (usually around March 15 of the following year).

(c)Other Compensation Programs. Employee shall be eligible to participate in such other compensation programs as set forth on Schedule A.

Exhibit 10.1

(d)Expenses. Employee shall be entitled to receive reimbursement for all reasonable expenses incurred by Employee in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior officers.

(e)Employee Benefit Programs. Employee shall be entitled to participate in the Company's employee health and welfare plans, policies, programs and arrangements as they may be amended from time to time, to the extent Employee meets the eligibility requirements for any such plan, policy, program or arrangement.

(f)Vacation. Employee shall be entitled to paid vacation, as well as holidays and other paid absences, in accordance with the Company’s policies and procedures for similarly situated employees of the Company, to the extent Employee meets the eligibility requirements for any such policy and procedures.

4.Termination. Employee ' s employment hereunder may be terminated as set forth in this Section 4. Upon any termination of Employee' s employment, the Term shall automatically end.

(a)Death. Employee ' s employment hereunder shall automatically terminate upon Employee's death.

(b)Discharge by the Company for Cause. The Company may terminate Employee ' s employment hereunder for Cause at any time. For purposes of this Agreement, "Cause” shall mean in the good faith determination of the Company' s CEO that Employee has engaged in conduct consisting of (i) dishonesty or other serious misconduct related to Employee' s duties as an employee of the Company, or (ii) willful and continual failure (unless due to incapacity resulting from physical or mental illness) to perform the duties of Employee’s employment after written demand for substantial performance is delivered to Employee by the

Company specifically identifying the manner in which Employee has not substantially performed such duties, and Employee shall have 30 days to cure such performance.

(c)Termination Without Cause. The Company may terminate Employee' s employment hereunder at any time without Cause upon 30 days' written notice to Employee. Any termination by the Company of Employee' s employment under this Agreement other than pursuant to Section 4(a) or Section 4(b) shall be deemed a termination without Cause.

(d)Termination by Employee. Employee may terminate Employee' s employment hereunder upon 60 days' written notice to the Company.

(e)Notice of Termination. Except for termination as specified in Section 4(a), any termination of Employee's employment by the Company or any such tem1ination by Employee shall be communicated by written to the other party hereto, specifying the applicable termination provision of this Agreement (a "Notice of Termination"). The "Date of Termination " shall mean: (i) if Employee' s employment is terminated by death, the date of death; or (ii) the date specified in the applicable Notice of Termination. Notwithstanding the foregoing, if Employee gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

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Exhibit 10.1

5.	Compensation Upon Termination.

(a)Termination Generally.  lf Employee's employment with the Company is terminated for any reason, Employee (or Employee ' s authorized representative or estate) sha ll, through the Date of Termination, be paid or provided with (i) any earned but unpaid Base Salary,

(ii) unpaid expense reimbursements, and (iii) any vested benefits Employee may have under any employee benefit plan of the Company (the "Accrued Obligations"). The Accrued Obligations shall be paid at the time(s) specified under any applicable employee benefit plan, or. if there is no applicable employee benefit plan, within 30 days after Employee' s Date of Termination.

(b)Termination by the Company Without Cause. If Employee’s employment is tem1inated by the Company without Cause as provided in Section 4(c), then employee shall be paid or provided with the Accrued Obligations through the Date of Termination and, subject to Section 5(c), Employee shall also be paid or provided with the following:

(i)Severance. A severance payment (the “Severance Amount'') in the Amount set forth on Schedule A.  Subject  to Section 5(c) and Section 6, the Severance Amount shall be paid to Employee in equal installments in accordance  with the Company' s nom1al payroll practices over a period set forth on Schedule A (the "Severance Period"); provided that no amount of the severance shall be payable until the revocation period for the Release described in Section 5(c) shall have expired (and Employee shall not have revoked  Employee's agreements in the Release), and any amount that would have been paid to Employee but for this proviso shall be accrued and paid to Employee on the first payroll date immediately following the expiration of such revocation period. Notwithstanding the foregoing, and in addition to any other rights or remedies the Company may have at law or in equity, if Employee breaches any of the provisions of the Restrictive Covenant Agreement, Employee' s right to receive further payments of the Severance Amount shall be terminated. Severance provided pursuant to this Agreement is in lieu of: and not in addition to, any severance that might be available to Employee by law, contract, policy, or otherwise, all of which are hereby waived by Employee. lf Employee receives any other severance, the Severance Amount shall be reduced by the amount of such other severance.

(ii)Health Care Continuation.  In addition, Employee and Employee' s eligible dependents, if any, shall continue to be covered by the Company' s health plan (the "Health Plan"), as in effect from time to time, and subject to the rules thereof (including any requirement to make contributions or pay premiums, except that Employee shall contribute or pay on an after-tax basis) for the Severance Period. If the provision to Employee of the insurance coverage described in this Section would either:

(A) violate the terms of the Health Plan (or any related insurance policies), or (B) violate any of the nondiscrimination requirements of the Internal Revenue Code of 1986, as amended (the "Code"), applicable to the health insurance coverage, then the Company, in its sole discretion, may elect to pay Employee, in lieu of the health insurance coverage described under this Section 5(b)(ii), a lump-sum cash payment equal to the total monthly premiums (or in the case of a self-funded plan, the cost of COBRA continuation

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Exhibit 10.1

coverage) that would have been paid by the Company for Employee under the Health Plan.

(c)Release. Any payment that may become due under Section 5(b) shall be subject to Employee signing a general release of claims in favor of the Company and related persons and entities in a form and manner reasonably satisfactory to the Company, and which shall contain a corresponding mutual release from the Company in favor of Employee (the “Release”) within the 21-day (or, if required by law, 45-day) period following the Date of Termination and the expiration of the seven-day revocation period for the Release. In the event Employee fails to sign such Release within the 21-day (or 45-day) period following the Date of Termination or revokes the Release prior to the expiration of the seven-day revocation period for the Release, Employee shall reimburse the Company for any payment made to Employee under Section 5(b) prior to the expiration of such seven-day revocation period for the Release. In addition, notwithstanding anything else herein lo the contrary, Employee's entitlement to the payments and benefits described in Section 5(b) shall be contingent upon Employee abiding by and not breaching any of the covenants set forth in the Release and in the Restrictive Covenant Agreement.

6.	Section 409A.

(a)Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit described in this Agreement would be considered deferred compensation subject to Section 409A(a) of the Code, and to the extent that such payment or benefit is payable upon Employee 's termination of employment or within a certain time following the " Date of Termination," then such payments or benefits shall be payable only upon Employee's "separation from service" within the meaning of Section 409A of the Code and the "Date of Tem1ination" shall be the date on which Employee experiences such "separation from service." The detem1ination of whether and when a "separation from service" has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section

l.409A- l (h). lf this Agreement provides for a payment to be made within a period of time, the date within such period on which such payment shall be made shall be determined by the

Company in its sole discretion and, for the avoidance of doubt, the Company will pay the Severance Amount after the 45th day following the Date of Termination.

(b)Notwithstanding anything in this Agreement to the contrary, if at the time of Employee' s "separation from service", Employee is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, then, to the extent any payment or benefit that Employee becomes entitled to under this Agreement on account of Employee' s "separation from service" would be considered deferred compensation subject to Section 409A(a) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Employee's "separation from service" , or (8) Employee's death.

(c)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of

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Exhibit 10.1

the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)the Company makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of. such Section.

7.Restrictive Covenant Agreement. The Company's obligations under this Agreement. including the Company's agreement to provide severance and to allow Employee to participate in the other compensation programs as provided on Schedule A, is conditioned on Employee signing a Restrictive Covenant Agreement in the form of Schedule B (the

“Restrictive Covenant Agreement").

8.Arbitration of Disputes. Any controversy  or claim arising out of or relating  to this Agreement or the breach thereof or otherwise arising out of Employee's employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (''AAA") in Chicago, IL in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than Employee or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable.  Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate (including, without limitation, the Company' s enforcement of the Restrictive Covenant Agreement); provided, however. that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8. Further notwithstanding the foregoing, this Section 8 shall not limit the Company's ability to terminate Employee's employment at any time.

9.Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including, but not limited to, any prior Agreement and/or compensation plan to which Employee and the Company or any of its affiliates are parties.

I 0.Withholding. All payments made by the Company to Employee under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

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Exhibit 10.1

11.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby , and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of Employee's employment to the extent necessary to effectuate the terms contained herein. This agreement shall be binding upon, and the rights and obligations herunder shall inure to the benefit of, any successors and assigns of the Company.

13.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Employee at the last address Employee has filed in writing with the Company or, in the case of the Company, at its main offices, attention of John McGrath.

15.Amendment. This Agreement may be amended or modified only by a written instrument signed by Employee and by a duly authorized representative of the Company (other than Employee).

16.Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of Illinois without giving effect to the conflict of laws principles of such State.

17.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

COMPANY

   By: /S/ John McGrath

   Name: John McGrath

   Title Chief Executive Officer

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Exhibit 10.1

Schedule A

Key Terms of Employment

1.	Position:Vice-President, Pactiv Food Packaging & Retail
2.	Primary Location(s): Lake Forest, IL

3.	Base Salary:$463,500
4.	Annual Bonus Target: 60% of Base Salary

5.	Long Term Incentive Target: 75% of Base Salary

6.

Severance Amount/Period: Annual Base Salary, paid in equal installments ove r 12 months following the Date of Termination except that if (i) a Sale of Business (as defined below) occurs and (ii) within 12 months following the closing of such Sale of Business either (A) Employee is terminated without Cause, or (B) Employee 's position is materially reduced in remuneration or scope of duties and Employee terminates Employee's employment, then the Severance Amount shall be (i) two times Employee' s Base Salary plus (ii) Annual Bonus at Target prorated through Date of Termination and will be paid over a period of 24 months following the Date ofTem1ination. All other terms of Section S(b)(i) of the Agreement will apply. For purposes of this provision a '"Sale of Business " shall mean the sale or other disposition of (x) more than 50% of the shares or other equity interests of the Company or the Company' s direct or indirect parent to a non-affiliated party, or (y) more than 50% of the businesses or assets that, as of the most recent year end, generated more than 50% of the Company' s EBlTDA (as determined in good faith by RGHL's CEO, based on the Company's regularly prepared financial statements), provided that a dis position as a result of lender foreclosure on assets or pursuant to a bankruptcy or judicially administered reorganization shall not constitute a Sale of Business. Employee' s position shall not be materially reduced by reason of the Company being smaller or having less operations as a result of the Sale of Business so long as Employee's duties and responsibilities are generally consistent with Employee 's duties and responsibilities prior to the Sale of Business.

A-1

Exhibit 10.1

EMPLOYEE

By: /S/ Eric Wulf

Name: Eric Wulf

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Exhibit 10.1

Restrictive Covenant Agreement

Restrictive Covenant Agreement dated July 8, 2019, between Pactiv LLC (the

"Company") and Eric Wulf ("Employee").

Preliminary Statement

A.The Company and Employee have entered into an Employment Agreement of even date here with. The execution of this Restrictive Covenant Agreement is a condition to the Company ' s obligations under the Employment Agreement.

B.	In addition, the Company is providing Employee other consideration for

Employee' s execution of this Agreement, as provided in a separate letter of even date herewith.

NOW, THEREFORE, the Company and Employee agree as follows:

Agreement

l.	Definitions. As used in this Agreement:

(a)"Company Product" means any product developed, manufactured, produced or distributed by the Company during the 24 month period immediately preceding the termination of Employee' s employment with the Company provided that (i) Employee had access to Proprietary Information related to the product or (ii) Employee marketed or interacted with Customers or Prospective Customers regarding the product during the 12-month period immediately preceding the termination of Employee' s employment with the Company.

(b)"Competitive Activity" means the marketing, distribution, promotion, sales, development, delivery, or servicing of any product that competes with any Company Product.

(c)"Competitor" means (i) those entities listed on Attachment A plus (ii) such other entities that the Company reasonably determines are engaged in a Competitive Activity, in each case plus any direct or indirect parent or subsidiary of such entity, minus (iii) such entities on Attachment A that the Company reasonably determines are no longer engaged in a Competitive Activity. Company shall notify Employee in writing of any additions to or deletions from Attachment A.

(d)"Customer'' means any customer, including distributors, with whom the Company transacted business during the 24-month period immediately preceding the termination of Employee' s employment with the Company provided that (i) Employee had Material Contact with, or (ii) knew Proprietary Information of or about, the Customer during the 24-month period immediately preceding the termination of Employee' s employment with the Company.

(e)"Material Contact" means any contact between Employee and any Customer or Prospective Customer:

(1)	with whom or with which Employee dealt on behalf of the Company;

Exhibit 10.1

(2)whose dealings with the Company were coordinated or supervised by Employee; or

(3)that resulted in Employee obtaining Proprietary Information about a Customer or Prospective Customer.

(f)"Proprietary Information" means confidential or proprietary information or trade secrets of the Company or its affiliates, including, but not limited to, materials and information, whether written, electronic, or otherwise: a) disclosed to Employee or known by Employee as a result of his or her employment with the Company, b) which is not generally known, and c) which relate s to or concerns the Company' s or its affiliates ' : innovations; ideas; plans; processes; structures ; systems; know-how; algorithms; compute r programs; software; code; publications; designs; methods; techniques; drawing s; apparatuses: government filings; patents; patent application s; material s; devices ; research activities; reports and plans; specifications; promotional methods; financial information; forecasts; sales , profit and loss figures; personal identifying information of employees; marketing and sales methods and strategies; plans and systems; customer protocols and training programs; customer, prospective customer, vendor, licensee and client lists; information about customers , prospective customers , vendors, licensees and clients; information about relationships between the Company or its affiliates and their business partners, acquisition prospects, vendors, suppliers, prospective customers, customers, employees, owners, licensees and clients; information about deals and prospective deals; information about products, including but not limited strengths, weaknesses and vulnerabilities of existing products, as well as product strategies and roadmaps for future products and releases; and information about pricing including but not limited to license types, models, implementation costs, discounts and tolerance for discounts. Proprietary Information shall also include all information and matters specifically designated as proprietary and/or confidential by the Company or its affiliates or their customers or other business partners. The following information will not be considered Proprietary Information under this Agreement: a) information that has become generally available to the public through no wrongful act of Employee; b) infom1ation that Employee identified prior to Employee's employment with the Company; c) information that is disclosed to the public pursuant to the binding order of a government agency or court; and d) information that is acquired through general skill and experience during Employee's employment with the Company which Employee could reasonably have been expected to acquire in similar employment for another company provided Employee has no reason to believe that the Company would consider such information Proprietary Information as defined above.

(g)"Prospective Customer" means any person with whom the Company was attempting to transact business within the six month period immediately preceding the termination of Employee' s employment with the Company provided that (i) Employee had Material Contact with, or (ii) knew Proprietary Information of or about, the Prospective Customer during the six-month period immediately preceding the termination of Employee ' s employment.

2.Legitimate Interest. Due to the nature of the Company' s business, certain the Company employees, including Employee, have access to Proprietary Information.  Likewise, via their employment, certain the Company employees, including Employee, receive specialized

Exhibit 10.1

training and/or shall be introduced to, given the opportunity to develop personal contacts with, and actually develop an advantageous familiarity as to the Company's Customers and Prospective Customers. If the confidential or "trade secret" information, specialized training, or contacts and familiarity were made available to the Company competitors or other individuals outside the Company, or otherwise used against the Company interests, it would undoubtedly result in a loss of business or competitive position for the Company and/or harm the Company's goodwill and investment in developing and maintaining its business relationships. Employee also agrees he/she holds a position uniquely essential to the management, organization, and/or service of the Company and the Company' s business is inherently national in character.

3.Disclosure of Existing Obligations. Except as disclosed in writing on Attachment B, Employee certifies the following:

(a)Employee is not bound by any written agreement or other obligation that directly or indirectly (i) restricts Employee from using or disclosing any confidential or proprietary information of any person or entity, (ii) restricts Employee from competing with, or soliciting actual or potential customers or business from, any person or entity, (iii) restricts Employee from soliciting any current or former employees of any person or entity, or (iv) limits Employee ' s ability to perform any assigned duties for the Company.

(b)Employee does not have in Employee's possession any confidential or proprietary information or documents belonging to others (except as disclosed in Attachment B), and will not use, disclose to, or induce the Company to use any such information or documents. To the extent Employee possesses any confidential information or documents from a former employer or other party, Employee agrees to immediately return any such confidential information or documents to the owner unless Employee has express written authorization to retain it or them or destroy such information or documents.

(c)Employee understands that the Company expects Employee to fulfill any contractual and fiduciary obligations Employee may owe to any former employer or other party, and Employee agrees to do so. Prior to execution of this Agreement, Employee certifies that Employee tendered to the Company all agreements and understandings described by this Section 3.

4.	Work Made for Hire-Assignment of Inventions.

(a)Employee understands and agrees all " Work" (defined to mean all concepts, data, databases, inventions, formulas, discoveries, improvements, trade secrets, original works of authorship, know-how, algorithms, computer programs, software, code, publications, websites , designs, proposals, strategies, processes, methodologies and techniques , and any and all other information, materials and intellectual property, in any medium) that Employee, alone or jointly, creates, conceives, develops, or reduces to practice or causes another to create, conceive, develop, or reduce to practice, shall be a " work made for hire" within the meaning of that tern, under United States Copyright Act, 17 U.S.C. §§IOI et seq. Employee agrees to promptly disclose to the Company, or any persons designated by it, all Work.

Employee agrees to and hereby assigns and transfers to the Company, effective as of the date of its creation, any and all rights, title and interest Employee may have or may acquire in any Work

Exhibit 10.1

(including any Work not deemed, for whatever reason, to have been created as a work made for hire), effective as of the date of its creation, including any and all intellectual property rights in the Work, and the right to prosecute and recover damages for all infringements or other violations of the Work.

(b)Employee hereby gives the Company the unrestricted right to use, display, distribute, modify, combine with other information or materials, create derivative works based on, sell, or otherwise exploit for any purpose, the Work and any portion thereof, in any manner and medium throughout the world. Employee irrevocably waives and assigns to the Company any and all so-called moral rights Employee may have in or with respect to any Work. Upon the Company's request, Employee shall promptly execute and deliver to the Company any and all further assignments, patent applications, or such other documents as the Company may deem necessary to effectuate the purpose s of this Agreement. Employee here by irrevocably designates and appoints the Company and its officers and agents as Employee ' s agent and attorney-in-fact. with full powers of substitution, to act for and on Employee' s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts as pem1itted in the preceding paragraph with the same legal effect as if executed by Employee. The foregoing agency and power shall only be used by the Company if Employee fails to execute within five business days after the Company's request related to any document or instrument described above. Employee hereby waives and quitclaims to the Company all claims of any nature which Employee now has or may later obtain for infringement of any intellectual property rights assigned under this Agreement or otherwise to the Company.

(c)Employee has identified on Attachment Call inventions or improvements relevant to the subject matter of Employee's engagement with the Company that Employee desires to remove from the operation of this Agreement, and Employee' s post-employment restrictions. lf there is no such list on Attachment C, Employee represents that Employee has made no such inventions and improvements at the time of signing this Agreement.

(d)The provisions of this Agreement requiring the assignment to the Company of Employee's rights to certain inventions do not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Employee' s own time, unless (i) the invention relates a) directly to the business of the Company, orb) to the Company's actual or demonstrably anticipated research or development, or (ii) the invention results from any work perfom1ed by the Employee for the

Company.

5.	Restrictive Covenants.

(a)Non-Solicitation of Customers.  Employee agrees that, during Employee's employment with the Company and for a period of 12 months following the tem1ination of Employee's employment, Employee shall not, on behalf of any entity or person other than the Company, directly or indirectly, contact or solicit any Customer for the purpose of delivering, selling, or otherwise offering a product that is the same or similar to that of a Company Product.

Exhibit 10.1

(b)Non-Solicitation of Prospective Customers. Employee agrees that, during Employee's employment with the Company and for a period of 12 months following the termination of Employee' s employment, Employee shall not, on behalf of any entity or person other than the Company, directly or indirectly, contact or solicit any Prospective Customer for the purpose of delivering, selling, or otherwise offering a product that is the same or similar to that of a Company Product.

(c)Non-Solicitation of Employees. Employee agrees that, during Employee's employment with the Company and for a period of 12-month s following the termination of Employee' s employment, Employee shall not, directly or indirectly: a) induce or attempt to induce any employee of the Company or any of its affiliates with whom Employee had a working relationship in the 24 months prior to the termination of Employee ' s employment to terminate his or her employment with the Company; b) hire or employ, or attempt to hire or

. employ, an y employee of the Company or any of its affiliates with whom Employee had a working relationship in the 24 months prior to the termination of Employee ' s employment; o r c) assist any other person or entity in doing any of the foregoing.

(d)Limited Non-Competition. Employee agrees that during Employee' s employment with the Company and for a period of 12 months following the termination of Employee' s employment, Employee shall not, anywhere in North America (United States, Mexico or Canada) act in any capacity, whether or not for consideration, on behalf of any

Competitor. Given the national nature of the Company's business, the extent to which Employee has been (or will be) exposed to the Company' s Proprietary information, and the ability of Employee to carry out Employee' s work remotely, regardless of physical location, Employee acknowledges the geographic scope of the post-employment restriction in this Section 5(d) is reasonable and appropriate.

(e)Confidentiality Covenant. During Employee ' s employment with the Company and following the termination of Employee's employment:

(i)Employee will not disclose or transfer, directly or indirectly, any Proprietary Information to any person or entity other than as authorized by the Company. Employee understands and agrees that disclosures authorized by the Company for the benefit of the Company must be made in accordance with the Company's policies and practices designed to maintain the confidentiality of Proprietary Information, for example providing information after obtaining signed non-disclosure or confidentiality agreements;

(ii)Employee will not use, directly or indirectly, any Proprietary Information for the benefit or profit of any person or organization, including Employee, other than the Company;

(iii)Employee will not remove or transfer from any of the Company' s offices or premises any materials or property of the Company (including, without limitation, materials and property containing Proprietary Information), except as is strictly necessary in the performance of Employee' s assigned duties as an employee;

Exhibit 10.1

(iv)Employee will not copy any Proprietary Information except as needed in furtherance of and for use in the Company's business. Employee agrees that copies of Proprietary Information must be treated with the same degree of confidentiality as the original information and are subject to the same restrictions contained in this Agreement;

(v)Employee will promptly upon the Company's request, and in any event promptly upon the termination of Employee' s employment with the Company, return to the Company all materials and property removed from or belonging to the Company and Employee will not retain copies of any of such materials and property;

(vi)Employee agrees to take all reasonable steps to preserve the confidential and proprietary nature of Proprietary Information and to prevent the inadvertent or accidental disclosure of Proprietary Information; and

(vii)Employee will not use or rely on the confidential or proprietary information or trade secrets of a third party in the performance of Employee ' s work for the Company except when obtained through lawful means such as contractual teaming agreements, purchase of copyrights, or other written permission for use of such information.

(f)Scope of Covenants. The parties desire for the restrictive covenants, including any time period and geographic scope, to be construed as broadly as permitted by applicable law. It is the parties' intent, and a critical inducement to the Company entering into this Agreement, to protect and preserve the Company's legitimate interests, and thus the patties agree that the time period and the geographic coverage and scope of the post-employment restrictions herein are reasonable and necessary. However, if a court of competent jurisdiction finds that the time period of any of the foregoing post-employment restrictions is too lengthy, the geographic scope is too broad, or the agreement overreaches in any way, the parties authorize and respectfully ask the court to modify or, if modification is not possible, strike the offending portion, but only that portion, and grant the relief reasonably necessary to protect the Company's interests so as to achieve the original intent of the parties.

(g)Remedies. Employee agrees that a threatened or existing violation of any of the post-employment restrictions contained in this Agreement would cause the Company irreparable injury for which it would have no adequate remedy at law and agrees that the Company will be entitled to obtain injunctive relief prohibiting such violation, in addition to any other rights and remedies available to it at law or in equity. The real or perceived existence of any claim or cause of action against the Company, whether predicated on this Agreement or some other basis, will not alleviate Employee of Employee' s obligations under this Agreement and will not constitute a defense to the enforcement by the Company of post-employment restrictions contained herein.

(h)Tolling of Time Periods. Employee agrees that in the event Employee violates any subsection of Section 5 of this Agreement as to which there is a specific time period during which Employee is prohibited from certain actions and activities, such violation shall toll the running of such time period from the date of such violation until the date the violation ceases.

Exhibit 10.1

(i)Inevitable Use of Proprietary Information. Employee acknowledges and agrees that, after Employee's separation of employment, Employee will possess the Company' s Proprietary Information which Employee would inevitably use if Employee were to engage in the conduct prohibited by Section 5 (including each of its sub-sections), that such use would be unfair and extremely detrimental to the Company and, in view of the benefits provided lo Employee in this Agreement, that such conduct on his or her part would be inequitable. Accordingly, Employee separately and severally agrees for the benefit of the Company to be bound by each of the covenants described above.

6.Reasonable Restrictions. Employee acknowledges that it is necessary and appropriate for the Company to protect its legitimate business interests by restricting Employee' s ability to engage in certain competitive activities and any violation of such post-employment restrictions would result in irreparable injury to the Company's legitimate business interests.

The parties agree that the post-employment restrictions contained in this Agreement are drafted narrowly to safeguard the Company' s legitimate business interests while not unreasonably interfering with Employee ' s ability to obtain other employment.

7.Entire Agreement. No representation, promise, understanding, or warranty not set forth herein has been made or relied upon by either party in making this Agreement. No modification, amendment or addition will be valid, unless set forth in writing and signed by the party against whom enforcement of any such modification, amendment or addition is sought. Notwithstanding, this Agreement supersedes any prior confidentiality agreements or restrictive covenants between the Company and Employee provided however that if a court of competent jurisdiction refuses to enforce this Agreement, then the pm1ies agree that the term of any prior confidentiality or restrictive covenants shall govern.

8.At Will Employment. Nothing in this Agreement shall be deemed to constitute a contract of employment for any given duration. The relationship between the Company and Employee shall be employment-at-will and either the Company or Employee may terminate it at any time for any reason without liability.

9.Subsequent Employment. In order to protect the Company' s rights under this Agreement, Employee agrees that:

(a)For a period of 12 months following the termination of Employee' s employment with the Company, Employee shall advise the Company with respect to any new employment by Employee's. Employee is aware that the Company may contact Employee' s prospective or subsequent employers and inform them of this Agreement or any other policy or employment agreement between Employee and the Company that may be in effect on

Employee ' s last day of employment. Employee understands that Employee has a duty to contact the Company if Employee has any questions regarding whether or not conduct by Employee would be restricted by this Agreement.

(b)Employee shall make the terms and conditions of the post-employment restrictions in this Agreement known to any business, entity or persons engaged in activities competitive with the Company's business with which Employee becomes associated during

Exhibit 10.1

Employee's employment with the Company and in the 12 month period after the termination of Employee's employment.

I 0.Assignment of Agreement. The Company may assign this Agreement, its rights, interests and remedies under this Agreement, and its obligations under this Agreement, to any successor or purchaser of the Company or any division or business of the Company in the discretion of the Company and without notice to Employee. The validity of this Agreement will not be affected by the sale (whether via a stock or asset sale), merger, or any other change in ownership of the Company. Employee understands that Employee ' s obligations under this Agreement are personal, and that Employee may not assign this Agreement, or any of Employee's rights, interests, or obligations under this Agreement.

11.Non-Waiver. No failure or delay by any party to this Agreement in exercising any right, power or privilege hereunder. will operate as a waiver thereof. nor will any single or pa1tial exercise thereof preclude any other or fu1ther exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein will be cumulative and in addition to any rights or remedies provided by law or equity.

12.Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois without giving effect to any conflict of law principles.

13.Consent To Jurisdiction. The parties expressly consent to the exclusive jurisdiction of the state or federal courts of Illinois to resolve any and all disputes arising under the post-employment restrictions contained in Section 5 of this Agreement and hereby waive any right that they might have to object to jurisdiction or venue within such court or any defense based on the doctrine of forum non conveniens. The parties also agree that any and all disputes arising under the post-employment restrictions contained in Section 5 of this Agreement may be resolved in a state or federal court and shall not be subject to arbitration irrespective of any other agreement.

14.Counterparts & Signatures. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Facsimile, electronic (PDF, etc.) and other copies or duplicates of this Agreement are valid and enforceable as originals. Similarly, Agreements signed by hand, electronically (DocuSign or similar service), or, on behalf of the Company, by signature stamp, are valid and enforceable as original signatures.

15.Notice of lmmunitv. Employee understands that nothing in this Agreement is intended to prohibit Employee from disclosing information, including Proprietary Information, which is permitted to be disclosed by the Federal Defend Trade Secrets Act, which provides that an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret (a) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, Employee understands that if Employee files a lawsuit against the Company for retaliation based on the reporting of a

Exhibit 10.1

suspected violation of law, Employee may disclose a trade secret to Employee's attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order. To the extent Employee suspects a violation of the law, Employee should report their suspicion to an officer of the Company or in accordance with relevant the Company policies.

16.Return of the Company Property.At the request of the Company (or, without any request, upon termination of my employment with the Company), Employee will immediately deliver to the Company (a) all the Company property that is then in Employee' s possession, custody or control, including, without limitation, all keys, access cards, cell phones, tablet s, computer hard ware including but not limited to any hard drives, externa l storage devices. diskettes, fobs, laptops, tablets, computers and personal da ta assistants (and the contents thereof), internet connectivity devices, computer software and programs, data. materials, papers, books. files, documents, records: (b) any and all documents or other item s containing. summarizing, or describing any Proprietary Information, including all originals and copies in whatever form; (c) any personal device that Employee synced with or used to access any the Company system for purpose of inspection and copying; and (d) a list of passwords or codes needed to operate or access any of the items referenced in this Section 16.

17.Promotional Materials. Employee authorizes and consents to, during the term of Employee' s employment with the Company, the creation and/or use of Employee' s likeness as well as Employee's name by the Company, and persons or organizations authorized by it, without reservation or limitation and without further consideration. Pursuant to this authorization and consent, the Company may, for example, use Employee' s likeness on its website, and publish and distribute advertising, sales, or other promotional literature containing a likeness of Employee in the course of performing Employee ' s job duties. Employee also waives any ca use of action for personal injury and/or property damage by virtue of the creation and use of such a likeness. Property rights to any likeness of Employee produced or prepared by the

Company, or any person or organization authorized by it, shall vest in and remain with the Company. As used herein, " likeness" shall include a photograph, photographic reproduction, audio transmission, audio recording, video transmission and/or video recording, as well as any other similar medium.

18.Fair Meaning. The language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against any party.

19.Additional Consideration. Employee understands that the Company's obligations under the Employment Agreement, as well as the provision of the additional consideration identified in the Preliminary Statement, are conditioned upon Employee signing this Agreement. Further, as a result of Employee's employment, Employee shall be (or bas been) given access to the Company's Proprietary Information, provision of confidential information, opportunities for advancement, and opportunities to participate in confidential meetings and specialized training, which shall constitute independent consideration for the post-employment restrictions contained in this Agreement and would not be (or would not have been) given to Employee without Employee's agreement to abide by the terms and conditions of this Agreement, including without limitation the ancillary obligations of confidentiality and non-disclosure.

Exhibit 10.1

By initialing below, Employee specifically acknowledges that Employee has read, understands and agrees to Section 19.

EW

Employee initials

By executing this Agreement below, the pa1ties confirm they have read, understood, and voluntarily agreed to be bound by the entire Agreement.

Employee

Printed:Eric Wulf

Signed:/S/ Eric Wulf

Dated:8/1/2019

Company

Printed:John McGrath

Signed:/S/ John McGrath

Dated:9/17/2019

Exhibit 10.1

Attachment A

•	Anchor
•	Berry Plastics
•	Cascade
•	CKF
•	Cool- Pak
•	D&W Fine Pak
•	Dart Container Corporation
•	Direct Pack
•	Daleo
•	Dyne-a-Pak
•	Fabri-Kal
•	Genpak
•	Georgia Pacific
•	Grupo Convem1ex
•	Hartmann
•	Huhtamaki
•	Inline Plastics
•	International Paper/IP Foodservice
•	LBP
•	Peninsula Packaging
•	Sabert
•	Sealed Air
•	Seda
•	Solo Cup Company
•	The Waddington Group.

Pactiv Competitors

Exhibit 10.1

Attachment B

List of Confidential or Proprietary Information Belonging to Others

None

Exhibit 10.1

Attachment C

List of Prior Inventions or Improvements

None

Exhibit 10.1